EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 8, 2020		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS FIRST QUARTER 2020 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.8 billion financial holding company with two community bank subsidiaries, announced its financial results for the first quarter of 2020.  Premier realized net income of $5,368,000 during the quarter ended March 31, 2020, a 13.1% decrease from the $6,176,000 of net income reported for the first quarter of 2019.  On a diluted per share basis, Premier earned $0.36 during the first quarter of 2020 compared to $0.42 per share earned during the first quarter of 2019.  The decrease in net income in the first three months of 2020 is largely due to a $535,000 decrease in loan interest income and a $440,000 increase in the provision for loan losses.  Interest income on loans in the first quarter of 2019 included approximately $719,000 of income from deferred interest and discounts recognized on loans that paid off during the quarter while only approximately $75,000 of interest income of this kind was recognized during the first quarter of 2020.  Premier also added $514,000 to its quarterly provision expense in the first quarter of 2020 due to uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus.  Net operating costs increased by $71,000, or 0.8%, while interest expense increased by $73,000, or 3.3%.  Both of the expense increases are largely attributable to the operations of the two newly acquired First National Bank of Jackson branches, which were not included in the first quarter 2019 income statement results.

President and CEO Robert W. Walker commented, “We are pleased with our first quarter 2020 results as they compare to the first quarter of 2019, which was then a new record quarter.  Most of the income statement items compare closely, with the exception of the high level of income from deferred interest and discounts recognized on loans that paid off during the first quarter of 2019 and the additional provision for loan losses related to the COVID-19 virus.  Our interest income from investments was higher and our interest expense on borrowings was lower in the first quarter of 2020 when compared to the first quarter of 2019.  We are certainly living in unprecedented times as governments worldwide take measures to curb the spread of the COVID-19 virus.  I am proud to report that our management and staff team members have risen to the occasion.  As an essential business, we haves taken steps to modify our normal business operations to include keeping branches open with appropriate ‘social distancing’ measures; utilizing permitted guidance provided by federal and state banking supervisory regulators to assist borrowers to avoid defaulting on their loans; and robustly participating in the U.S. Treasury’s and Small Business Administration’s Payroll Protection Program (“PPP”).  Through April 30, 2020, Premier has originated 667 PPP loans totaling over $80.6 million.”

EXHIBIT 99.1 - Continued

Net interest income for the quarter ended March 31, 2020 totaled $16.342 million, down $493,000, or 2.9%, from the $16.835 million of net interest income earned in the first quarter of 2019.  Interest income in 2020 decreased by $420,000, a 2.2% decrease, largely due to a $535,000, or 3.3%, decrease in interest income on loans.  Interest income on loans in the first quarter of 2020 included approximately $75,000 of income recognized from deferred interest and discounts recognized on loans that paid off during the quarter compared to approximately $719,000 of interest income of this kind recognized during the first quarter of 2019.  Otherwise, interest income on loans increased by $109,000, or 0.7%, in the first quarter of 2020, largely due to a higher average balance of loans outstanding although with a lower average yield during the first quarter of 2020 when compared to the first quarter of 2019.  The increase in average loans is largely due to loans added via the acquisition of Jackson.  The interest income earned on the Jackson loans during the first quarter of 2020 was approximately $457,000.  Without this additional loan interest income, interest income on loans would have decreased by $348,000, or 2.1%, when compared to the first quarter of 2019, largely due to a lower average balance of loans outstanding with a slightly lower average yield.   Interest income on investment securities in the first quarter of 2020 increased by $202,000, or 8.3%, largely due to a higher average balance of investments outstanding with higher average yields when compared to the first quarter of 2019.  Interest income from interest-bearing bank balances and federal funds sold decreased by $87,000, or 25.2%, largely due to a significant decrease in the yield earned on these balances in 2020 compared to the yield earned in 2019 resulting from decreases in the short-term interest rate policy of the Federal Reserve Board of Governors.  The decrease in interest income from interest-bearing bank balances and federal funds sold occurred although the average balance outstanding during the first quarter of 2020 was $20.0 million higher than the first quarter of 2019.

In addition to the $420,000 decrease in interest income, net interest income decreased as a result of a $73,000, or 3.3%, increase in interest expense in the first quarter of 2020 when compared to the first quarter of 2019.  Interest expense on deposits increased by $115,000, or 5.6%, in the first quarter of 2020, largely due to a higher average of interest-bearing deposit balances outstanding in 2020 although on a slightly lower average rate paid on these deposits.  Average interest-bearing deposit balances were up $68.0 million, or 6.5%, in the first quarter of 2020 compared to the first quarter of 2019, largely due to the $69.7 million of deposits attributable to the two Jackson branches acquired in the fourth quarter of 2019.  The average interest rate paid on interest-bearing deposits decreased by 2 basis points from 0.80% in the first quarter of 2019 to 0.78% in the first quarter of 2020.  Adding to the interest expense increase in 2020 was $15,000 of additional interest expense paid on short-term borrowings, primarily customer repurchase agreements.  The additional interest expense was largely due to a 33 basis point increase in the average rate paid, partially offset by a 10.5% decrease in the average balance outstanding during the first quarter of 2020.  Partially offsetting these increases in interest expense was a $25,000 decrease in interest expense on the remaining Federal Home Loan Bank (“FHLB”) borrowings of First Bank of Charleston assumed by Premier as part of the 2018 acquisition.  Premier has been repaying these FHLB borrowings as they mature and has reduced the average balance outstanding in the first quarter of 2020 by 45.9% when compared to the first quarter of 2019.  Also partially offsetting the increase in interest expense on deposits during the first quarter of 2020 was an $11,000, or 11.7%, decrease in interest expense on Premier’s subordinated debt due to a decrease in the variable interest rate paid in 2020 compared to the first quarter of 2019.  The variable interest rate is indexed to the short-term three-month LIBOR interest rate, which was lower in the first quarter of 2020 in conjunction with decreases in short-term interest rate policy by the Federal Reserve Board of Governors.  Lastly, interest expense on other borrowings also decreased in the first quarter of 2020 by $21,000 compared to the first quarter of 2019, as the outstanding borrowings at the parent company were fully repaid by June 30, 2019.

EXHIBIT 99.1 - Continued

During the first quarter of 2020, Premier recorded $1,000,000 of provision for loan losses.  This provision compares to $560,000 of provision for loan losses recorded during the same quarter of 2019.  The increase in the provision for loan losses recorded during the first quarter of 2020 was primarily to provide for an estimate of additional identified credit risk in the loan portfolio due to uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus.  Premier added approximately $514,000 to its qualitative credit risk analysis of the loan portfolio related to loans originated to various industries believed to be more susceptible to future credit risk resulting from an economic slowdown such as lodging, restaurants, amusement, personal services and retail stores.  Due to government intervention efforts to stimulate the economy and maintain personal and business liquidity, the extent, if any, of the impact of the economic slowdown on such industries may not be known for quite some time in the future.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs totaled $826,000 during the first three months of 2020, largely due to the foreclosure on one commercial real estate property from a previously identified impaired loan relationship that also resulted in a $566,000 loan charge-off.  Recoveries recorded during the first three months of 2020 totaled $140,000, resulting in net charge-offs for the first quarter of 2020 of $686,000.  This compares to $819,000 of net charge-offs recorded in the first quarter of 2019.  Also during the quarter ended March 31, 2020, non-accrual loans increased by $72,000 since year-end 2019, while accruing loans over 90 days past due decreased by $1,126,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended        March 31, 2020 totaled $8.488 million compared to $8.417 million in the first quarter of 2019, an increase of $71,000, or 0.8%.  Total non-interest income increased by $73,000 in the first quarter of 2020 when compared to the first quarter of 2019, largely due to a $42,000, or 175%, increase in secondary market mortgage income.  Service charges on deposit accounts increased by $12,000, or 1.1% in the first quarter of 2020, insurance agency commission income increased by $17,000, or 24.1%, while other non-interest income increased by $6,000, or 3.6%, when compared to the first quarter of 2019.  These increases were partially offset by a $4,000, or 0.5%, decrease in electronic banking income.  Non-interest expense increased by $144,000, or 1.4% in the first quarter of 2020 compared to the first quarter of 2019, largely due to the operations of the two newly acquired First National Bank of Jackson locations which added approximately $261,000 of direct expenses.  Increases in overall operating costs include a $209,000, or 4.0%, increase in staff costs, a $61,000, or 3.7% increase in occupancy and equipment expense, a $147,000, or 10.6%, increase in outside data processing costs, a $37,000, or 15.5%, increase in taxes not on income and a $15,000, or 6.6%, increase in the amortization of intangible assets.  Other increases include a $30,000 increase in conversion related expenses and a $99,000 increase in other operating expenses.  Decreases in non-interest expenses include a $181,000, or 72.7%, decrease in OREO expenses, a $128,000, or 103.2%, decrease in FDIC insurance expense, a $121,000, or 33.2%, decrease in professional fees and a $14,000, or 10.9%, decrease in loan collection expenses.  FDIC insurance expense decreased by $128,000 due to the utilization of FDIC based community bank assessment credits used to fully offset the first quarter 2020 FDIC insurance premium.

EXHIBIT 99.1 - Continued

Total assets as of March 31, 2020 were down $21.8 million, or 1.2%, from the $1.781 billion of total assets at year-end 2019.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, decreased by $25.0 million, largely due to a decrease in funds from deposit withdrawals and investment purchases during the first three months of 2020.  Investment securities increased by $13.7 million, or 3.5%, since year-end 2019, largely due to $47.4 million of new purchases and a $6.9 million increase in the market value of the securities available for sale.  These increases more than offset $40.5 million of proceeds from monthly principal payments on Premier’s mortgage backed securities portfolio and securities that matured or were called during the quarter. Total loans outstanding decreased by $10.3 million, or 0.9%, as payoffs and principal payments on loans during the quarter exceeded new loans generated.  Other real estate owned (“OREO”) increased by $467,000, or 3.8%, largely due to the foreclosure on one commercial real estate property that also resulted in a $566,000 loan charge-off as discussed above.  Total deposits decreased by $33.4 million, or 2.2%, since year-end 2019.  The overall decrease in deposits was largely due to a $17.1 million, or 4.0% decrease in certificates of deposit, an $11.7 million, or 3.2% decrease in non-interest bearing deposits, and a $6.6 million, or 2.1% decrease in interest bearing transaction deposits.  Partially offsetting these decreases, savings and money market deposits increased by $2.0 million, or 0.5%.  Customer repurchase agreements decreased by $734,000, or 3.6%, since year-end 2019.  FHLB borrowings increased by $1.6 million since year-end 2019.  Short-term FHLB borrowings increased by $5.0 million since year-end 2019 due to a 4-week advance to supplement Premier’s investment purchases.  Long-term FHLB advances decreased by $3.4 million due to payments at maturity on the FHLB advances assumed by Premier as part of its acquisition of First Bank of Charleston.  Premier’s subordinated debentures increased by $9,000 since year-end 2019 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million face value of the subordinated debentures.  Other liabilities increased by $2.1 million, primarily due to increases in net deferred tax liabilities related to the increase in the unrealized gain on securities available for sale and the accrual of income taxes on first quarter 2020 pretax income not due to be paid until after March 31, 2020

Stockholders’ equity of $248.9 million equaled 14.1% of total assets at March 31, 2020, which compares to stockholders’ equity of $240.2 million, or 13.5% of total assets, at December 31, 2019.  The increase in stockholders’ equity was largely due to the $5.4 million of first quarter net income and a $5.4 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by a $0.15 per share cash dividend declared and paid during the first quarter of 2020.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Furthermore, uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus may affect Premier’s operations more or less than currently estimated.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

EXHIBIT 99.1 - Continued

Following is a summary of the financial highlights for Premier as of and for the period ended March 31, 2020

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2020	2019
Interest Income
Loans, including fees	15,754	16,289
Investments and other	2,890	2,775
Total interest income	18,644	19,064
Interest Expense
Deposits	2,165	2,050
Borrowings and other	137	179
Total interest expense	2,302	2,229
Net interest income	16,342	16,835
Provision for loan losses	1,000	560
Net interest income after provision	15,342	16,275
Non-interest Income
Service charges on deposit accounts	1,106	1,094
Electronic banking income	818	822
Other non-interest income	325	260
Total non-interest income	2,249	2,176
Non-Interest Expense
Salaries and employee benefits	5,408	5,199
Net occupancy and equipment	1,725	1,664
Outside data processing	1,531	1,384
OREO expenses and writedowns, net	68	249
Amortization of intangibles	242	227
Other non-interest expenses	1,763	1,870
Total non-interest expense	10,737	10,593
Income Before Taxes	6,854	7,858
Income Taxes	1,486	1,682
NET INCOME	5,368	6,176

EARNINGS PER SHARE	0.37	0.42
DILUTED EARNINGS PER SHARE	0.36	0.42
DIVIDENDS PER SHARE	0.15	0.15

Charge-offs	826	903
Recoveries	140	84
Net charge-offs (recoveries)	686	819

EXHIBIT 99.1 - Continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2020	2019
ASSETS
Cash and due from banks	23,455	23,091
Interest-bearing bank balances	38,492	66,063
Federal funds sold	8,134	5,902
Securities available for sale	404,478	390,754
Loans (net)	1,171,187	1,181,753
Other real estate owned	12,709	12,242
Other assets	48,004	48,189
Goodwill and other intangible assets	52,774	53,016
TOTAL ASSETS	1,759,233	1,781,010

LIABILITIES & EQUITY
Deposits	1,462,380	1,495,753
Fed funds/repurchase agreements	19,694	20,428
FHLB borrowings	7,986	6,375
Subordinated debentures	5,445	5,436
Other liabilities	14,803	12,777
TOTAL LIABILITIES	1,510,308	1,540,769
Common stockholders’ equity	248,925	240,241
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,759,233	1,781,010

TOTAL BOOK VALUE PER COMMON SHARE	16.98	16.39
Tangible Book Value per Common Share	13.38	12.77

Non-accrual loans	14,509	14,437
Loans past due over 90 days and still accruing	1,102	2,228